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                                                                    Exhibit 23.2





                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Radyne ComStream Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Radyne ComStream Inc. of our report dated February 21, 2002, relating to the consolidated balance sheets of Radyne ComStream Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Radyne ComStream Inc.


                                  /s/ KPMG LLP


Phoenix, Arizona
May 28, 2002